Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 5, 2009 with respect to the Consolidated Balance Sheet included in Amendment No. 5 to the Registration Statement (Form S-11 No. 333-156633) and related Prospectus of KBS Strategic Opportunity REIT, Inc. for the registration of 140,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California

November 6, 2009